Exhibit 99.1

EXECUTIVE ANNOUNCES RETIREMENT; NEW APPOINTMENTS MADE

AUSTIN, MINN.  (Sept. 19, 2006) – Hormel Foods Corporation (NYSE:HRL) today announced the planned retirement of Michael J. McCoy, executive vice president and chief financial officer of the Austin, Minn.-based multinational consumer foods company.  Jody H. Feragen will succeed McCoy and serve as senior vice president and chief financial officer. Feragen is being promoted from her position as vice president finance and treasurer.

In addition, the Board elected Ronald W. Fielding as executive vice president grocery products, effective Jan. 1, 2007. Fielding will continue his responsibilities leading the grocery products division and will assume additional responsibilities in company acquisitions.

McCoy, a 12-year employee of Hormel Foods, will retire effective Dec. 31, 2006, and will remain a director of Hormel Foods Corporation through Jan. 1, 2008.

“Mike’s contribution to our success at Hormel Foods is significant and recognized throughout the industry. He has enhanced the reputation of our accounting and IT groups, fostered the development of people, emphasized a tight focus on controlling capital, and kept our company at the forefront of changes in the area of corporate governance,” said Jeffrey M. Ettinger, president and CEO. “In addition to his responsibilities as CFO, Mike has led our acquisition efforts for the past six years, resulting in the addition of $1.2 billion in acquired company sales to our portfolio. We offer our best wishes to Mike and his wife, Marge, for a wonderful retirement.”

Feragen will assume her new responsibilities as senior vice president and chief financial officer effective Jan. 1, 2007. She will be responsible for overseeing all financial areas of Hormel Foods Corporation, including general accounting, information technology, cost accounting and treasury.

“Jody Feragen brings a wealth of financial experience to her new position. She is an excellent manager with an enthusiasm for limiting costs, and she will enhance our management team in her new role,” Ettinger said. With respect to Ron Fielding, Ettinger stated, “While Ron’s primary focus will remain on growing our grocery products unit, our company will benefit from being able to access Ron’s strategic thinking and negotiation skills as we pursue acquisitions in the future.”

Roland G. Gentzler, currently assistant controller and director of refrigerated foods accounting, will succeed Feragen as vice president finance and treasurer, effective Jan. 1, 2007. His new responsibilities will include financial analysis, SEC reporting, risk management, cash management, tax and credit.

Russell C. Potter, director of grocery products production, was named vice president grocery products operations, effective immediately. In this position, Potter will continue to be responsible for the grocery products processing plant and co-packer operations.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. In each of the past six years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormel.com.